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                                                                   EXHIBIT 10.22

                              EMPLOYMENT AGREEMENT



         This AGREEMENT is made and entered into as of the 5th day of January, 2001, by and between FIRST HORIZON PHARMACEUTICALS, INC., a Delaware corporation (the Company") and Christopher Offen ("Executive").

                                   WITNESSETH:

         WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Employment. Throughout the Term (as defined in Section 2 below), the Company shall employ Executive as provided herein, and Executive hereby accepts such employment. In accepting such employment, Executive states that, to the best of his knowledge, he is not now, and by accepting such employment, will not be, under any restrictions in the performance of the duties contemplated under this Agreement as a result of the provisions of any prior employment agreement or non-compete or similar agreement to which Executive is or was a party.

2. Term of Employment. Subject to approval of this Agreement by the Company's Board of Directors, the term of Executive's employment by the Company hereunder shall commence on January 5, 2001 (the "Effective Date") and shall continue thereafter unless sooner terminated as a result of Executive's death or in accordance with the provisions of
         Section 7 below (the "Term").

3. Duties. Throughout the Term, and except as otherwise expressly provided herein, Executive shall be employed by the Company as the Chief Commercial Officer of the Company. In such capacity, Executive shall be responsible for directing the Company's activities as they relate to sales, marketing, trade relations and managed care. Executive shall devote his full time to the performance of his duties as Chief Commercial Officer of the Company in accordance with the Company's By-laws, this Agreement and the directions of the Company's Board of Directors. Without limiting the generality of the foregoing, throughout the Term Executive shall faithfully perform his duties as Chief Commercial Officer at all times so as to promote the best interests of the Company. In addition, upon approval of this Agreement, the Board of Directors shall elect Executive as an officer of the Company at its first board meeting after the Effective Date.

4.       Compensation.


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         (a)      Salary. For any and all services performed by Executive under this Agreement during the Term, in whatever capacity, the Company shall pay to Executive an annual salary of One Hundred Fifty Thousand Dollars ($150,000.00) per year (the "Salary") less any and all applicable federal, state and local payroll and withholding taxes. The Salary shall be paid in the same increments as the Company's normal payroll, but no less frequent than bi-monthly and prorated, however, for any period of less than a full month. The Salary will be reviewed annually by the Compensation Committee of the Board and a determination shall be made at that time as to the appropriateness of an increase, if any, thereto.

         (b) Bonus. In addition to the Salary, Executive shall be eligible to receive from the Company an incentive compensation bonus (the "Bonus") based on a percentage of his Salary. The Bonus, if any, shall be determined based on the achievement by the Company and/or Executive of certain specific strategic plans and goals (the "Performance Goals") during the preceding calendar year (the "Measurement Period") as shall be determined by the Board in consultation with the Executive. The initial Performance Goals will be established by the Board within ninety (90) days of Executive's employment hereunder. Thereafter, the Performance Goals for each Measurement Period shall be established as promptly as possible in each such Measurement Period. Following each Measurement Period, the Compensation Committee of the Board shall review the Performance Goals for the prior Measurement Period in light of the Company's and/or Executive's actual performance during such Measurement Period as reflected on the Company's audited financial statements. Achievement of various levels of the Performance Goals shall result in the following payments as a percentage of Salary:

                            Level of Achievement     Bonus as Percent of Salary
                            --------------------     --------------------------
                            Below Threshold                          10%
                            Threshold Goal                           15%
                            Target Goal                              25%
                            Stretch Goal                             50%


                           Payment of each year's Bonus, if any, shall be made
                  within thirty (30) days after the Company's and/or Executive's performance for the Measurement Period is established by the Compensation Committee on the basis of the Company's audited financial statements. In addition, and at its sole discretion, the Board may award additional compensation to Executive based on Executive's contributions to the Company.

5. Benefits and Other Rights. In consideration for Executive's performance under this Agreement, the Company shall provide to Executive the following benefits:


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         (a)      The Company will provide Executive with cash advances for or reimbursement of all reasonable out-of-pocket business expenses incurred by Executive in connection with his employment hereunder. Such reimbursement, however, is conditioned upon Executive adhering to any and all reasonable policies established by Company from time to time with respect to such reimbursements or advances, including, but not limited to, a requirement that Executive submit supporting evidence of any such expenses to the Company.

         (b) A company car, gasoline charge card and car maintenance plan will be provided to Executive and paid for by the Company during the term.

         (c) The Company will provide Executive and his family with the opportunity to receive group medical coverage under the terms of the Company's health insurance plan, but subject to completion of normal waiting periods. During any such waiting period, the Company will pay, or reimburse Executive for, the cost of COBRA coverage for Executive and his family under his prior health plan.

         (d) During the Term the Executive shall be entitled to ten (10) days paid vacation, it being understood and agreed that unused vacation shall not be carried over from one year to the next. In addition, Executive shall be entitled to eight (8) paid holidays and four (4) paid personal days off.

6. Options. As of the Effective Date, the Company will grant to the Executive 60,000 options pursuant to the Company's 1997 Non Qualified Stock Option Plan (the "Option Plan"). The options shall vest at the rate of 15,000 options per year on each of the first four anniversaries of the Effective Date with an exercise price equal to the average of the high and low share price as of the date of grant. Such options shall provide that upon a "Change of Control" (as herein defined) all such options shall become fully vested and immediately exercisable. For purposes of this Agreement, a Change of Control shall mean the occurrence of any of the following events: (a) a merger, consolidation or reorganization of the Company in which the Company does not survive as an independent entity; (b) a sale of all or substantially all of tile assets of the Company; (c) the first purchase of shares of common stock of the Company pursuant to a tender or exchange offer for more than a majority of the Company's outstanding shares of common stock by any person other than John N. Kapoor or an entity affiliated with or controlled by John N. Kapoor; or (d) any change of control of a nature that would, in the opinion of the Board of Directors, be required to be reported under the federal securities laws, provided that such a change of control shall be deemed to have occurred if (i) any person, other than John N. Kapoor or an entity affiliated with or controlled by John
         N. Kapoor, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing at least a majority of the combined voting power of the Company's then outstanding securities; or
         (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company


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         cease for any reason to constitute a majority thereof unless the election of any director, who was not a director at the beginning of the period, was approved by a vote of at least 80% of the directors then still in office who were directors at the beginning of the period.



7.       Termination of the Term.



         (a) The Company shall have the right to terminate the Term under the following circumstances:

                  (i)      Executive shall die; or

                  (ii) With or without Cause, effective upon written notice to Executive by the Company.

         (b) This Agreement may be terminated by the Executive at any time upon sixty (60) days prior written notice to the Company.

         (c)      For purposes of this Agreement, "Cause" shall mean:

                  (i) Executive shall be convicted of the commission of a felony or a crime involving dishonesty, fraud or moral turpitude;

                  (ii) Executive has engaged in acts of fraud, embezzlement, theft or other dishonest acts against the Company;

                  (iii) Executive commits an act which negatively impacts the Company or its employees including, but not limited to, engaging in competition with the Company, disclosing confidential information or engaging in sexual harassment, discrimination or other human rights-type violations;

                  (iv) Executive's gross neglect or willful misconduct in the discharge of his duties and responsibilities; or

                  (v) Executive's repeated refusal to follow the lawful direction of the Board of Directors or supervising officers.

8. Effect of Expiration or Termination of the Term. Promptly following the termination of the Term, and except as otherwise expressly agreed to by the Company in writing, Executive shall

         (a) Immediately resign from any and all other positions or committees which Executive holds or is a member of with the Company or any subsidiary of the Company including, but not limited to, as an officer and director of the Company or any subsidiary of the Company.


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         (b)      provide the Company with all reasonable assistance necessary to permit the Company to continue its business operations without interruption and in a manner consistent with reasonable business practices; provided, however, that such transition period shall not exceed thirty (30) days after termination nor require more than twenty (20) hours of Executive's time per week and Executive shall be promptly reimbursed for all out-of-pocket Expenses.

         (c) deliver to the Company possession of any and all property owned or leased by the Company which may then be in Executive's possession or under his control, including, without limitation, any and all such keys, credit cards, automobiles, equipment, supplies, books, records, files, computer equipment, computer software and other such tangible and intangible property of any description whatsoever. If, following the expiration or termination of the Term, Executive shall receive any mail addressed to the Company, then Executive shall immediately deliver such mail, unopened and in its original envelope or package, to the Company; and

         (d) Other than as provided in this Section 8, upon a termination of employment all other benefits and/or entitlements to participate in programs or benefits, if any, will cease as of the effective date except medical insurance coverage that may be continued at Executive's own expense as provided by applicable law or written Company policy.

         (e) Upon termination of Executive pursuant to ss. 7(a)(i) or ss. 7(a)(ii) without Cause, the Company shall (i) provide Executive with Salary continuance, subject to ss. 8(g), for nine (9) months (a "Salary Continuance"), plus (ii) a lump sum payment equal to seventy-five (75)% percent of the Bonus, if any, paid to Executive for the immediately preceding calendar year, plus (iii) provide nine (9) months of COBRA coverage for Executive which shall be substantially equivalent to that provided by the Company prior to termination, plus (iv) provide nine (9) months of car allowance at seven hundred fifty dollars ($750.00) per month, subject to return of existing company vehicle at time of termination, plus (v) all of Executive's then unvested options previously issued pursuant to the Company Option Plan shall immediately vest and be exercisable as herein provided.

         (f) Upon termination of Executive pursuant to ss.7(a)(ii) with Cause or ss.7(b), the Company shall pay Executive or Executive's estate all Salary accrued but unpaid as of the date of such termination.

         (g) In the event that Executive shall be entitled to receive a Salary Continuance and COBRA benefit pursuant to ss. 8(e), such Salary Continuance and COBRA benefit shall continue only until such time as Executive shall have accepted another full time position. In addition, in the event that Executive shall perform consulting or other services for which


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                  he shall receive compensation, all compensation shall be
                  reported to the Company and shall be offset against any remaining Salary Continuance payments, Failure of Executive to promptly report the receipt of any compensation from a third party or the acceptance of a new position shall entitle the Company to terminate all remaining Salary Continuance and COBRA benefits and to seek restitution for any payments made to Executive subsequent to such job acceptance or compensation receipt;

         (h) Upon the expiration or termination of this Agreement for any reason, Executive, or Executive's estate, will have a period of 90 days from the date of such expiration or termination in which to exercise any vested option.

         (i) Any dollar amounts which are to be paid at the time of termination under this Section 8, other than Salary Continuance, the car allowance and COBRA payments, shall be paid within thirty (30) days after the date of termination. Any Salary Continuance or COBRA payments shall be made in accordance with the usual payroll practices which were applicable prior to termination. Any and all payments made pursuant to this Agreement shall be net of any and all applicable federal, state and local payroll and withholding taxes.

9. Restrictive Covenants for Executive. Executive hereby covenants and agrees with the Company that for so long as Executive is employed by the Company and for a period (the "Restricted Period") of thirty-six
         (36) months thereafter, Executive shall not, without the prior written consent of the Company, which consent shall be within the sole and exclusive discretion of the Company, either directly or indirectly, on his own account or as an executive, consultant, agent, partner, joint venturer, owner, officer, director or shareholder of any other person, firm, corporation, partnership, limited liability company or other entity, or in any other capacity, in any way:

         (a) Carry on, be engaged in or have any financial interest in any business which is in competition with the business of the Company. For purposes of this Section 9, a business shall be deemed to be in competition with the Company if it involves research and development work involving products, including, but not limited to, generic drug products, which were, at the time of termination, being marketed by the Company or which at such time were under study by the Company and expected to be marketed within six (6) months of the date of termination. Nothing in this Section 9 shall be construed so as to preclude Executive from investing in any publicly held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class,

         (b) solicit any current supplier, customer or client of the Company or any affiliate of the Company or anyone who was a supplier, customer or client


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                  at any time during the twelve (12) month period immediately preceding termination, excluding customers such as wholesalers, managed care agencies, shippers, commercial and investment banks, IR/PR agencies, scientific and computer consultants, lawyers and manufacturers; as long as manufacturers have extra capacity, provided, however, that where minimum alternative allocation sources would not be available, requests for exceptions to this restriction will be determined by the Company on a case by case basis; or

         (c) solicit, employ or engage any person who was an employee of the Company or any affiliate of the Company at any time during the twelve (12) month period immediately preceding termination.

10. Confidentiality, The Executive acknowledges that during the period of his employment by the Company, and in his performance of services hereunder, he will be placed in a relationship of trust and confidence regarding the Company and its affairs. In the course of and due to that relationship he will have contact with the Company's customers, suppliers, affiliates, and distributors and their personnel. In the course of the aforesaid relationship, he will have access to and will acquire confidential information relating to the business and operations of the Company, including, without limitation, information relating to processes, plans and methods of operation of the Company. The Executive acknowledges that any such information that is not a trade secret, nonetheless constitutes confidential information as between himself and the Company, that the disclosure thereof (or of any information which he knows relates to confidential, trade, or other secret aspects of the Company's business) would cause substantial loss to the goodwill of the Company, and will continue to be made known to Executive only because of the position of trust and confidence which he will continue to occupy hereunder. In view of the foregoing, and in consideration of the covenants and premises of this Agreement, the Executive agrees that he will not, at any time during the term of his employment, and for a period of twelve (12) months thereafter, disclose to any person, firm or company any trade secrets or confidential information or such ideas which he may have acquired or developed or may acquire or develop relating to the business of the Company while serving the Company.

11.      Remedies.


         (a) The covenants of Executive set forth in Sections 9 and 10 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce the Company to enter into this Agreement. Each of the aforesaid covenants may be availed of, or relied upon, by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and


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                  damages including expenses of litigation (including, but not limited to, reasonable attorney's fees upon trial and appeal) suffered by the Company arising out of any breach of the aforesaid covenants by Executive. The covenants of Executive set forth in this Section 11 are cumulative to each other and to all other covenants of Executive in favor of the Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended.

         (b) Each of the covenants contained in Sections 9 and 10 above shall be construed as agreements which are independent of any other provision of this Agreement, and the existence of any claim or cause of action by any party hereto against any other party hereto, of whatever nature, shall not constitute a defense to the enforcement of such covenants. If any of such covenants shall be deemed unenforceable by virtue of its scope in terms of geographical area, length of time or otherwise, but may be made enforceable by the imposition of limitations thereon, Executive agrees that the same shall be enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought. The parties hereto hereby authorize any court of competent jurisdiction to modify or reduce the scope of such covenants to the extent necessary to make such covenants enforceable.

         (c) In the event that Executive believes that the Company is in violation of a material obligation owed to Executive under this Agreement, and the Executive has given notice of such violation to the Company requesting that the Company cure such violation, and within twenty (20) business days the Company has not undertaken steps to cure such violation or to provide information to Executive demonstrating that the Company is not in violation of the Agreement, and as a result of such failure to cure or dispute such violation, the Executive terminates the Agreement in accordance with Section 7(b), Executive shall not be barred from seeking employment with a competitor notwithstanding the restriction of Section 8(a); provided, however, that all other restrictions contained in this Agreement, including, but not limited to, the covenants in
                  Section 8(b) and in Section 9, shall remain in full force and effect.

12. Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal and other postjudgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys fees shall include, without limitation, paralegal fees,


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         investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

13. Notices. Any and all notices necessary or desirable to be served hereunder shall be in writing and shall be

         (a)      personally delivered, or

         (b) sent by certified mail, postage prepaid, return receipt requested, or guaranteed overnight delivery by a nationally recognized express delivery company, in each case addressed to the intended recipient at the address set forth below.

         (c)      For notices sent to the Company:

                           First Horizon Pharmaceuticals, Inc.
                           660 Hembree Parkway, Suite 106
                           Roswell, Georgia 30076
                           Telephone No.: (770) 442-9707
                           Facsimile No.: (770) 442-9594


         (d)      For notices sent to Executive:

                           Christopher Offen
                           4286 Highborne Dr.
                           Marietta, GA  30066

         Either party hereto may amend the addresses for notices to such party hereunder by delivery of a written notice thereof served upon the other party hereto as provided herein. Any notice sent by certified mail as provided above shall be deemed delivered on the third (3rd) business day next following the postmark date which it bears.

14. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior negotiations, agreements and understandings are merged herein. This Agreement may not be modified or revised except pursuant to a written instrument signed by the party against whom enforcement is sought.

15. Severability. The invalidity or unenforceability of any provision hereof shall not affect the enforceability of any other provision hereof, and except as otherwise provided in Section 11 above, any such invalid or unenforceable provision shall be severed from this Agreement.

16. Waiver. Failure to insist upon strict compliance with any of the terms or conditions hereof shall not be deemed a waiver of such term or condition, and the waiver or relinquishment of any right or remedy hereunder at any one or


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         more times shall not be deemed a waiver or relinquishment of such right or remedy at any other time or times.

17. Arbitration. Any claims, disputes or controversies arising out of or relating to this Agreement between the parties (other than those arising under Section 11) shall be submitted to arbitration by the parties. The arbitration shall be conducted in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then in existence and the following provisions: Either party may serve upon the other party by guaranteed overnight delivery by a nationally recognized express delivery service, written demand that the dispute, specifying in detail its nature, be submitted to arbitration. Within seven business days after the service of such demand, each of the parties shall appoint an arbitrator and serve written notice by guaranteed overnight delivery by a nationally recognized express delivery service, of such appointment upon the other party. The two arbitrators appointed shall appoint a third arbitrator. The decision of two arbitrators in writing under oath shall be final and binding upon the parties. The arbitrators shall decide who is to pay the expenses of the arbitration. If the two arbitrators appointed fail to agree upon a third arbitrator within ten days after their appointment, then an application may be made by either party, upon notice to the other party, to any court of competent jurisdiction for the appointment of a third arbitrator, and any such appointment shall be binding upon both parties.

18. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the law of the State of Georgia, without regard to its conflicts of laws provisions. Each party hereto hereby (a) agrees that any litigation which may be initiated with respect to this Agreement or to enforce rights granted hereunder shall be initiated in a court located in Fulton County, Georgia and (b) consents to personal jurisdiction of such courts for such purpose.

19. Benefit and Assignability. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The rights and obligations of Executive hereunder are personal to him, and are not subject to voluntary or involuntary alienation, transfer, delegation or assignment.

                            [SIGNATURE PAGE FOLLOWS]


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         IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the day and year first above written.



                              EXECUTIVE:


                              /s/Christopher Offen
                              ------------------------------------------
                              Christopher Offen


                              and



                              FIRST HORIZON PHARMACEUTICALS, INC.
                              Accepted By



                              By: /s/ Mahendra G. Shah
                                 ---------------------------------------

                              Its:     Chairman and CEO
                                 ---------------------------------------